Exhibit 99.1

PRESS RELEASE

NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR INFORMATION: Michael Halloran, Vice President and Chief Financial Officer

(801)365-2800.

OTIX GLOBAL RECEIVES NASDAQ

BID PRICE NOTICE DEFICIENCY

SALT LAKE CITY—Otix Global, Inc. (NASDAQ: OTIX) today announced it has received a notice from The Nasdaq Stock Market that it is not in compliance with Nasdaq Listing Rule 5450(a)(1) because the closing bid price for its common stock has been below $1.00 per share for 30 consecutive business days. In accordance with the Nasdaq Listing Rules, Otix has 180 calendar days, or until April 5, 2010, to regain compliance with this rule. Should Otix’s common stock close at $1.00 per share or more for at least 10 consecutive business days prior to April 5, 2010, compliance will have been achieved and the matter will be closed. This notification has no effect on the listing of Otix common stock at this time.

At its May 2009 annual shareholder meeting, Otix Global, Inc.’s shareholders approved a one-for-five reverse stock split, which has yet to be implemented. The company may implement this reverse stock split should it determine that such action is necessary.

ABOUT OTIX GLOBAL

Otix Global, Inc. is a global provider of superior hearing solutions. The company is passionate about quality, technology, and improving lives through enhanced hearing. The Otix Global family is dedicated to the growth and success of their hearing-healthcare partners. Otix Global is listed on the NASDAQ Global Market System (OTIX) and can be found online at www.otixglobal.com.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may not launch more product lines this year; our products may not help people hear better or more naturally; we may poorly operate newly acquired businesses; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2008, and Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.